Exhibit 99.1

Contact: Medical Discoveries, Inc.	FOR IMMEDIATE RELEASE
801-582-9583

MEDICAL DISCOVERIES INC. ACQUIRES ASSETS OF SAVETHERAPEUTICS A.G.

Salt Lake City, UTAH — March 16, 2005 – Medical Discoveries, Inc. (OTC-BB as MLSC) announced today the completed acquisition of the intellectual property assets of Savetherapeutics AG, a German biotechnology company headquartered in Hamburg. The purchase price was €2,350,000 (approximately $3.1 million). Savetherapeutics (SaveT) has been developing SaveCream®, a topical steroidal form of aromatase inhibitor (AI) for breast cancer.

This promising cancer therapeutic product has been tested in the EU under a unique German regulatory scheme that allows terminal patients to receive novel treatments. In the study, over 100 women diagnosed with Stage 4 breast cancer received special permission to be treated with SaveCream. A significant number of those women experienced significant tumor reduction. This study indicates substantially improved efficacy in reduction of breast tumors, in shorter time frames than the three approved AI’s currently on the market. Over the past six months, MDI performed extensive due diligence on the intellectual property and clinical trial data related to SaveCream and is in the process of developing a global commercialization strategy for SaveCream.

M.A.G. Capital, LLC (formerly Mercator Advisory Group, LLC), through its designated funds, Mercator Momentum Fund, L.P., and Mercator Momentum Fund III, L.P., has provided MDI with $3 million for the acquisition.

According to MDI’s President & Chief Executive Officer, Judy Robinett, “This product acquisition will expand MDI’s reach into the $20billion/year oncology markets with a clinical product evidencing higher efficacy and lower toxicity than existing AI products. Taken together, the current aromatase inhibitor market is believed to have approximated $2 billion in sales in

2004. We expect to perform additional CMC (chemistry manufacturing and control) work and expand the clinical trials over 2005, and believe this will open the door to commercialization opportunities for SaveCream by late 2006. We are very appreciative of M.A.G. Capital’s continuing support to finance this acquisition.”

Ms. Robinett continued: “The acquisition of the SaveCream® asset in Germany allows MDI to accelerate our entry into this additional large oncology market. As importantly, this acquisition likely means that we will have an opportunity to accelerate the start of our human therapeutic licensing program by at least a year or more and to diversify our product base.”

MDI is currently prosecuting an IND for Cystic Fibrosis with the FDA. MDI and the FDA have agreed upon a large animal model protocol to establish pharmacological safety with relation to cardio and central nervous system toxicity for this IND. MDI expects to begin that phase of testing in the very near future and to start Phase I clinical trials on CF in Q3 of 2005.

Formed in 1991, Medical Discoveries, Inc. is a publicly traded (OTC Bulletin Board as MLSC) development-stage biopharmaceutical research company engaged in the research, development and validation of its patented anti-infective technology. MDI’s electrolyzed solution of free radicals represents a novel approach to treating its initial target indications, Cystic Fibrosis and HIV. In 2005, the company moved its headquarters to:

Medical Discoveries, Inc.
1338 S. Foothill Drive #266
Salt Lake City, UT 84108
801-582-9583 Phone
801-583-1095 Fax
www.medicaldiscoveries.com

Information in this press release relating to the potential of MDI constitutes forward-looking statements. Actual results in future periods may differ materially from the forward-looking statements because of a number of risks and uncertainties set forth in MDI’s 2003 Annual Report on Form 10-KSB and other filings with the Securities and Exchange Commission.

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